Ashton Woods USA L.L.C.

1080 Holcomb Bridge Road

Building 200, Suite 350

Roswell, GA 30076

Phone: (770) 998-9663

Fax: (770) 998-7494

NEWS FOR IMMEDIATE RELEASE

Wednesday, August 9, 2006

Ashton Woods USA L.L.C. Reports Fiscal Year 2006 Results and Conference Call

ATLANTA, August 9, 2006/PRNewswire/ -- ASHTON WOODS USA L.L.C. (Bloomberg: ASHWOO) (CUSIP: 045086 AB 1) , one of the nation’s largest private homebuilders based on number of closings and revenues, today reported financial results for its fiscal year ended May 31, 2006.

Highlights included:

•	Record annual net income of $86.5 million on record revenues of $703 million up 45.4% and 40.7%, respectively, as compared to fiscal year 2005;
•	Home closings of 2,413 in fiscal year 2006, up 27.4% as compared to fiscal year 2005;
•	Net new home orders for fiscal year 2006, reached record levels of 2,328 representing an increase of 4.4% as compared to the prior fiscal year.

The Company’s consolidated net income for the fiscal year ended May 31, 2006 was $86.5 million compared to $59.5 million for the fiscal year ended May 31, 2005. Home sales revenues for fiscal year 2006 of $670.5 million reflects a 45.3% increase as compared to the same period a year ago as home closings and average sales prices increased 27.4% and 13.9%, respectively. Land sales revenue declined in fiscal year 2006 by $5.7 million or 15.3%. Land sales are incidental to our homebuilding operation and will fluctuate significantly.

Tom Krobot, President and Chief Executive Officer of ASHTON WOODS USA L.L.C., said, “We are pleased with our financial results for fiscal year 2006 as we produced revenues and net income that are the highest in the Company’s history. We continued our geographic, product and price point expansion with the opening of our townhome communities in Dallas, our first active adult community and our second stacked flat condominium community in Atlanta and the commencement of homebuilding operations in Tampa. We experienced a slowdown in the demand for our homes during our fiscal fourth quarter in most of our markets, which has carried over into the first quarter of fiscal year 2007.”

Mr. Krobot continued, “We experienced cancellations of gross new home orders during our fiscal fourth quarter of approximately 30% as compared to our historical cancellation rates of 15% to 20%. We attribute the increase in cancellations and the slowdown in demand for new homes to increases in housing inventories as a result of speculative investors becoming net sellers of homes rather than net buyers along with a change in consumer confidence and the increase in mortgage interest rates during the second half of our fiscal year. In the face of this downturn in our industry, we have maintained a conservative balance sheet profile with a debt to capitalization rate of 51.5% as of May 31, 2006 and just under a three-year supply of land while continuing to invest in our start-up operations in Tampa and Denver.”

The Company will hold a conference call on Thursday August 10, 2006, at 11:00 am EDT to discuss the results and take questions. To access the conference call, participants should dial 888-639-6205. Participants may call in beginning at 10:50 am EDT. The call will be recorded and replayed beginning 2:30 pm EDT on August 10, 2006 through 11:59 pm EDT on August 17, 2006. To access the replay dial 800-475-6701 (reference conference code 838229).

With headquarters in Atlanta, Georgia, Ashton Woods USA L.L.C. is one of the nation’s largest private homebuilders based on the number of home closings and revenues. The Company currently operates in Atlanta, Dallas, Houston, Orlando, Phoenix and Tampa and is establishing homebuilding operations in Denver.

                                                  Fiscal years ended May 31,
                                                -------------------------------

                                                     2006            2005
-------------------------------------------------------------------------------
(dollars in thousands)
Statement of Earnings Data:
Revenues
  Home sales ....................................     $ 670,487      $ 461,322
  Land sales ....................................        31,336         37,005
  Other .........................................         1,167          1,279
                                                      ---------      ---------
                                                        702,990        499,606
                                                      ---------      ---------
Cost of sales
  Home sales ....................................       519,688        364,469
  Land sales ....................................        15,711         17,183
                                                      ---------      ---------
                                                        535,399        381,652
                                                      ---------      ---------
Gross profit
  Home sales ....................................       150,799         96,853
  Land sales ....................................        15,625         19,822
  Other .........................................         1,167          1,279
                                                      ---------      ---------
                                                        167,591        117,954
                                                      ---------      ---------
Expenses
  Sales and marketing ...........................        35,413         26,503
  General and administrative ....................        42,125         28,861
  Franchise taxes ...............................           595            439
  Depreciation and amortization .................         6,192          3,870
                                                      ---------      ---------
                                                         84,325         59,673
Earnings in unconsolidated entities .............         3,205          1,571
Minority interest in earnings ...................          --             (398)
                                                      ---------      ---------
Net income ......................................     $  86,471      $  59,454
                                                      =========      =========
Other Data:
  Homes closed ..................................         2,413          1,894
  Average sales price per home closed ...........     $     278      $     244
  Home gross margin(1) ..........................          22.5%          21.0%
  Ratio of SG&A expenses to revenues ............          11.0%          11.1%
  Ratio of net income to revenues ...............          12.3%          11.9%
  Backlog (units) at end of period ..............         1,249          1,334
  Sales value of backlog at end of period .......     $ 379,906      $ 369,949
  Active communities at end of period ...........            51             46